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                          AMENDMENT TO TRUST AGREEMENT
                 BETWEEN HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
                      PETER C. LEWIS AND CONSTANCE H. LAU


     WHEREAS, Hawaiian Electric Industries, Inc. ("HEI") is the sponsor of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"); and

     WHEREAS, HEI has hereto established three trusts to hold and invest plan assets under the Plan for the exclusive benefit of participants in the Plan and their beneficiaries, the third of which holds and invests the portion of plan assets consisting of HEI common stock (except that the authority to vote said shares has been delegated to Hawaiian Trust Company, Ltd.) and investments in the American Savings Bank Money Market Account, pursuant to a Trust Agreement between HEI and Peter C. Lewis and Constance H. Lau (together, the "Trustees") dated December 19, 1989 and effective January 1, 1990; and

     WHEREAS, it is desirable that the Trustees also hold in trust uninvested Plan contributions and repayments of Plan loans until such time as those amounts can be invested as directed by Plan participants; and

     WHEREAS, due to the existence of commingled accounts relating to assets of the Plan, it is necessary to clarify that the Trustees may authorize others to act on their behalf in dealing with certain plan assets;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, HEI and the Trustees agree to amend the Trust Agreement, effective as of January 1, 1994 as follows:

     1.  Amend paragraph 1 to add the following:

         "Effective January 1, 1994, the Trustees shall also act as trustees for the purpose of holding any contributions and loan repayments relating to the Plan until such time as those funds can be invested in the investment option under the Plan as directed by the Plan participant."

     2.  Add a new paragraph 3, as follows:

         "3. The Trustees, individually and collectively, shall have the authority to designate one or more persons to act as his, her or their agents and on his, her or their behalf in matters involving the investment and holding of the plan assets for which they are responsible; provided that such designating Trustee or

                                 EXHIBIT 4(q)
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     Trustees shall remain ultimately responsible for the
     proper investment and holding of such plan assets."

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Trust Agreement or caused it to be executed by their duly authorized officers as of January 1, 1994.


                              HAWAIIAN ELECTRIC INDUSTRIES, INC.

                              By Hawaiian Electric Industries, Inc.
                                Pension Investment Committee


                              By /s/ Robert F. Mougeot
                                 ----------------------------------
                                 Robert F. Mougeot
                                 Chairman


                              By /s/ E. J. Blackburn
                                 ----------------------------------
                                 Edward J. Blackburn
                                 Member                       "HEI"


                                 /s/ Peter C. Lewis
                                 ----------------------------------
                                 Peter C. Lewis



                                 /s/ Constance H. Lau
                                 ----------------------------------
                                 Constance H. Lau

                                                        "Trustees"

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